Exhibit 99.1

FOR IMMEDIATE RELEASE

Trecora Resources and Balmoral Swan Merger Sub, Inc. Announce Completion of the Tender Offer for All Outstanding Shares of Trecora Resources

SUGAR LAND, TX and LOS ANGELES, CA – June 24, 2022 – Trecora Resources (NYSE: TREC) (“Trecora” or the “Company”) and Balmoral Swan MergerSub, Inc. (the “Purchaser”), an affiliate of Balmoral Funds, LLC (together with its consolidated subsidiaries, “Balmoral”) today announced the successful completion of the previously commenced cash tender offer by the Purchaser to purchase all of the issued and outstanding shares of common stock of Trecora (collectively, the “Shares”).

The tender offer expired at 12:00 A.M., New York City time on June 24, 2022. As of the expiration of the tender offer, a total of 16,781,352 Shares were validly tendered and not withdrawn from the tender offer, representing approximately 70.73% of the aggregate voting power of the Shares. As of such expiration, all conditions to the tender offer have been satisfied or waived. Purchaser has accepted for payment, and expects to promptly pay for, all such Shares validly tendered and not withdrawn in accordance with the terms of the tender offer.

As a result of its acceptance of the Shares tendered in the tender offer, Purchaser has acquired a sufficient number of Shares to close the merger of Purchaser with and into the Company without the affirmative vote of the Company’s stockholders pursuant to Section 251(h) of the Delaware General Corporation Law. The parties expect to consummate the merger on June 27, 2022. In connection with the merger, the remaining outstanding shares will be converted into the right to receive $9.81 per Share in cash, without interest and subject to any required tax withholdings (which is the same amount per Share paid in the tender offer). As a result of the tender offer and the merger, Trecora will become a privately-held, indirect wholly-owned subsidiary of Balmoral and Trecora’s common stock will cease trading on the New York Stock Exchange.

Blank Rome LLP is acting as legal advisor to Balmoral. Guggenheim Securities, LLC served as financial advisor to the Company and Morgan, Lewis & Bockius LLP served as its legal advisor.

About Trecora Resources

Trecora owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities.

About Balmoral Funds

Balmoral is a Los Angeles, CA based private equity fund that was founded in 2005. Balmoral’s objective is to be the financial partner of choice for entrepreneurial, emotionally intelligent and successful C-suite executives and operating advisors creating transformative, revitalizing change in the businesses they co-invest in together. Balmoral has approximately $1 billion of assets under management. Balmoral typically invests in companies that have revenues between $30 to $500 million and require equity investments of $10 to $75 million, with the capability of doing more in particularly compelling opportunities.

Forward-Looking Statements

Any forward-looking statements, including, but not limited to, statements regarding the transaction between Balmoral and Trecora, strategic and other potential benefits of the transaction, and other statements about Balmoral’s or Trecora’s future expectations, beliefs, goals, plans or prospects, are subject to risks and uncertainties such as those described under the heading “Risk Factors” in the Company’s periodic reports on file with the U.S. Securities and Exchange Commissions (“SEC”). These statements speak only as of the date of this press release and are based on Balmoral’s and Trecora’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions; changes in facts and other circumstances and uncertainties concerning the proposed transaction; and other factors set forth from time to time in Trecora’s SEC filings, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents filed by Balmoral and Trecora, as applicable. Except as required by applicable law or regulation, Balmoral and Trecora do not undertake any obligation to update or revise any such forward-looking statements to reflect future events or circumstances.